Consent of Independent Registered Public Accounting Firm

The Board of Trustees

The Dreyfus/Laurel Funds Trust:

We consent to the use of our reports, dated December 26, 2012, on Dreyfus International Bond Fund and Dreyfus Global Equity Income Fund, each a series of The Dreyfus/Laurel Funds Trust, (collectively the “Funds”), incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Counsel and Independent Registered Public Accounting Firm” in the statement of additional information.

/s/KPMG LLP

February 27, 2013